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                                                                     EXHIBIT 4.6

                                                                        Redacted

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Technology Partnerships           Partenariat Technologique
Canada                            Canada

An Agency of                      Un organisme
Industry Canada                   d'Industrie Canada

                                                  "TPC" AGREEMENT NO. 710-488685

                         TECHNOLOGY PARTNERSHIPS CANADA

                 OPERATIONAL SITUATIONAL AWARENESS TECHNOLOGIES

THIS AGREEMENT MADE

BETWEEN: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of Industry
                                   (hereinafter referred to as "the MINISTER")

AND: OFFSHORE SYSTEMS LTD., a corporation duly incorporated under the laws of British Colombia, having its head office located at 107 - 930 West 1st Street, North Vancouver, B. C., V7P 3N4
                                  (hereinafter referred to as "the PROPONENT")

AND: OFFSHORE SYSTEMS INTERNATIONAL LTD., a corporation duly incorporated under the laws of British Colombia, having its head office located at 107 - 930 West 1st Street, North Vancouver, B. C., V7P 3N4
                                  (hereinafter referred to as "the INTERVENER")

WHEREAS in a context in which innovation is essential in an increasingly knowledge-based economy, the Minister is charged with the achievement of Canada's objectives of increasing economic growth, creating jobs and wealth, and supporting sustainable development; and

WHEREAS the Technology Partnerships Canada ("TPC") Program is specifically designed to promote the above objectives by means of strategically investing in research, development and innovation in order to encourage private sector investment, and so maintain and grow the technology base and technological capabilities of Canadian industry throughout the country, and

WHEREAS the Minister agrees to make a TPC investment in the Proponent's project described in this Agreement, considering that:

a) the project will enhance Canadian technological capability in electronic marine navigational displays and information systems;

b) the new technologies and resulting products are expected to offer significant performance advantages over existing software, hardware, display, integration and processing technologies;

[CANADA LOGO]                                                [LOGO]

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c)    the resulting products are expected to contribute to meeting a growing demand for high performance displays, software, hardware, electronic controls and processing products; and

d) the project is expected to generate significant jobs and leverage additional R&D activity in Canada;

AND WHEREAS the entering into this Agreement is not contingent upon any export performance on the part of the Proponent.

NOW, THEREFORE, in consideration of their respective obligations set out below, the parties hereto agree as follows.

ARTICLE 1 - DEADLINE FOR RECEIPT OF SIGNED AGREEMENT

1.1 This Agreement must be signed by the Proponent and received by the Minister within thirty (30) days of its signature on behalf of the Minister, failing which it will be null and void.

ARTICLE 2 - DOCUMENTS FORMING PART OF THIS AGREEMENT

2.1   The following documents form an integral part of this Agreement:

            These Articles of Agreement
            Schedule 1 - TPC General Conditions
            Schedule 2 - The Project
            Schedule 3 - Claims and TPC Project Cost Principles
            Schedule 4 - Contractual Benefits
            Schedule 5 - Reporting Requirements
            Schedule 6 - Project Fact Sheet for News release

2.2 In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

            These Articles of Agreement,
            Schedule 1 - General Conditions
            Schedule 2 - The Project
            Other Schedules

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                                                                          Page 3

ARTICLE 3 - THE PROPONENT'S OBLIGATIONS

3.1 The Proponent will carry out the OPERATIONAL SITUATIONAL AWARENESS TECHNOLOGIES Project ("the PROJECT") as described in Schedule 2, will make claims in accordance with Schedule 3, will provide the benefits mentioned in Schedule 4, will issue the reports required under Schedule 5 and will fulfil all of its other obligations hereunder, in a diligent and professional manner using qualified personnel.

3.2 The Proponent shall ensure that the Project is completed on or before March 31, 2007 ("PROJECT COMPLETION DATE"), unless otherwise agreed to in writing by the Minister.

ARTICLE 4 - THE CONTRIBUTION

4.1 Subject to all the other provisions of this Agreement, the Minister will make a Contribution to the Proponent in respect of the Project, of the lesser of:

      (a)   * % of the Eligible Costs; and

      (b)   $ 3,768,391.

4.2 The Minister will not contribute to any Eligible Costs incurred by the Proponent prior to * nor after the Project Completion Date, unless otherwise agreed to in writing by the Minister.

ARTICLE 5 - ENVIRONMENTAL ASSESSMENT

5.1 The Minister has assessed the Project under Canadian Environmental Assessment Act and is satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant.

ARTICLE 6- OTHER GOVERNMENT ASSISTANCE

6.1 The Proponent hereby acknowledges that, except for scientific research and experimental development tax credits, deductions or allowances, no other federal, provincial or municipal government financial assistance other than that described below has been requested or received by the Proponent for the Eligible Costs of the Project.

      Federal      *
      Provincial   *
      Municipal    *
      Total        *

* Material has been omitted and filed separately with the commission


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                                                                          Page 4

6.2 The Proponent will inform the Minister promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credits, deductions or allowances) to be received for the Eligible Costs of the Project and the Minister will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

ARTICLE 7 - ADDRESSES

7.1   Any notice to the Minister will be addressed to:

            Director, Aerospace & Defence
            Technology Partnerships Canada
            10th Floor
            300 Slater Street
            Ottawa, Ontario K1A 0C8

            Fax No: (613) 954-9117

7.2   Any notice to the Proponent will be addressed to:

            Mr. Keith Johannson
            Director of Operations
            Offshore Systems Ltd.
            107-930 West 1st Street
            North Vancouver, B. C.
            V7P 3N4

            Fax No: 604-987-2555

7.3   Any notice to the Intervener will be addressed to:

            Mr. John Sentjens
            Controller
            Offshore Systems International Ltd.
            107-930 West 1st Street
            North Vancouver, B. C.
            V7P 3N4

            Fax No: 604-987-2555

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ARTICLE 8 - SPECIAL CONDITIONS

8.1   ALTERNATE DISPUTE RESOLUTION

      If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

8.2   REQUIRED GOVERNMENT APPROVALS

      All payments to be made by the Minister to the Proponent, pursuant to this Agreement, on or after December 31, 2005 are subject to the required Governmental approvals, including Treasury Board. In the event that the Minister is prevented from disbursing the full amount of the Contribution, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Contractual Benefits specified therein.

8.3   VISIBILITY PROTOCOL

      (a) The following sub-articles concerning public announcements by the Proponent as well as the obligations set-out in Article 10 of the General Terms and Conditions are Material Undertakings under this Agreement:

            (i) The Proponent shall obtain the prior consent of the Minister prior to mentioning TPC in any of its public statements. The Proponent shall mention TPC (name and logo) in its promotional activities, in its publicities and in its public relations when it mentions the Project. A qualifying statement shall be added to underscore the importance of the TPC contribution.

            (ii) The Proponent shall invite representatives of TPC to be present at public activities involving the Project and shall inform the public of TPC's collaboration in the Project.

      (b) For information purposes, the following Government of Canada URL provides protocol guidelines for use when planning public ceremonies related to the Project:

             (http://www.pch.gc.ca/progs/cpsc-ccsp/pe/index_e.cfm)

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8.4   INTERVENER'S OBLIGATIONS

      The Intervener shall at all times ensure that Offshore Systems Ltd. has sufficient financial resources to fund its share of the project.

8.5   SECURITY LAWS AND STOCK EXCHANGE RULES

      The Minister acknowledges the Proponent's responsibilities under both the security laws and stock exchange rules that may require it to divulge the nature of an Agreement with the Crown relating to this project.

8.6   SALES TO NON-ARMS LENGTH COMPANIES

      The proponent must report to TPC any sales to non-arms length companies and provide fair market value certificates. The royalty based repayment will be based on the fair market value.

ARTICLE 9 - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry

Per: /s/ Jeff Parker                                  26/04/04
     ---------------------------------------       ---------------
     Technology Partnerships Canada (TPC)               Date

     Jeff Parker - Executive Director

OFFSHORE SYSTEMS LTD.

Per: /s/ Ken Kirkpatrick                              26/04/04
     -----------------------                       ---------------
     Ken Kirkpatrick, COO                               Date
     -----------------------
          Name & Title

OFFSHORE SYSTEMS INTERNATIONAL INC.

Per: /s/ John Jacobson                                26/04/04
     ---------------------------------------       ---------------
     John Jacobson, CEO                                 Date          Date
     -----------------------
          Name & Title



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                      SCHEDULE 1 - TPC GENERAL CONDITIONS

                                TABLE OF CONTENTS

1. DEFINITIONS                                        8. DEFAULT AND RECOVERY

"Agreement"                                           8.1 Events of Default
"Background Intellectual Property"                    8.2 Remedies on Default
"Contribution"                                        8.3 Remedies Fair and Reasonable
"Eligible Costs"                                      8.4 No Waiver
"Fiscal Year"
"Intellectual Property"                               9. FORCE MAJEURE
"Interest Rate"
"Project"                                             9.1 Event of Force Majeure
"Project Completion Date"                             9.2 Definition of Force Majeure
"Schedule"
"Statement of Work"                                   10. ANNOUNCEMENTS

2. MATERIAL CHANGES                                   10.1 Consent to Public Announcement
                                                      10.2 Confidentiality Obligation
3. DISPOSAL OF ASSETS                                 10.3 Reporting under Security Laws

4. CLAIMS FOR PAYMENT                                 11. NOTICE

4.1 Payment of Claims                                 11.1 Form and Timing of Notice
4.2 Hold-back Rights                                  11.2 Change of Address
4.3 Overpayment by Minister
4.4 Set-off Rights of Minister                        12. COMPLIANCE WITH LAWS

5. MONITORING                                         13. MEMBERS OF PARLIAMENT

5.1 Minister's Right to Audit Accounts and Records    14. ANNUAL APPROPRIATIONS
5.2 Access to Premises
5.3 Access to Third-party Information                 14.1 Parliamentary Allocation
                                                      14.2 Lack of Appropriation

6. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
                                                      15. CONFIDENTIALITY

6.1 Power and Authority of Proponent
                                                      15.1 Consent Required
6.2 Authorized Signatories                            15.2 International Dispute
6.3 Binding Obligations                               15.3 Financing and Licensing
6.4 No Pending Suits or Actions
6.5 No Gifts or Inducements                           16. CONSENT OF THE MINISTER
6.6 Intellectual Property
6.7 Compliance with Environmental                     17. NO ASSIGNMENT OF AGREEMENT
      Protection Requirements
6.8 Other Agreements                                  18. COMPLIANCE WITH POST-EMPLOYMENT PROVISIONS
6.9 Dividend Restriction
6.10 Other Financing                                  19. CONTRIBUTION AGREEMENT ONLY
6.11 Lobbyist Act
                                                      20. BINDING AGREEMENT
7. TERM OF AGREEMENT
                                                      21. SEVERABILITY
7.1 Contractual Benefits
7.2 Advance Payment                                   22. APPLICABLE LAW
7.3 Audit
                                                      23. SIGNATURE IN COUNTERPARTS

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                             TPC GENERAL CONDITIONS

1. DEFINITIONS

For the purposes of this Agreement,

"AGREEMENT" means the agreement to which these General Conditions relate, consisting of Articles of agreement and the Schedules referred to in these Articles.

"BACKGROUND INTELLECTUAL PROPERTY" means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Intellectual Property.

"CONTRIBUTION" means the funding, in Canadian dollars, payable by the Minister under the Agreement.

"ELIGIBLE COSTS" means the project cost elements specified in the statement of work in schedule 2 and incurred by the proponent in accordance with the TPC Project Cost Principles, excluding those Project cost elements that may be specifically mentioned in the Statement of Work as not being supported by the Minister.

"FISCAL YEAR" means the federal government fiscal year beginning on April 1 and ending on the following March 31.

"INTELLECTUAL PROPERTY" means all technical data, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein including, without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications (or the same and all other rights of intellectual property therein, including any rights which arise from the above items being created by the Proponent as trade secrets or confidential information.

"INTEREST RATE" means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http:/www.pwgsc.gc.ca/recgen/text/podd-e.html

"PROJECT" means the project described in Schedule 2.

"PROJECT COMPLETION DATE" means the date set in the articles of agreement for the completion of the project.

"SCHEDULE" means a schedule to the Agreement.

"STATEMENT OF WORK" refers to the document in Schedule 2 containing the description of the Project.

2. MATERIAL CHANGES

No material changes will be made to the estimated total scope or nature of any element of the Project without the prior written consent of the Minister. Without limiting the generality of the foregoing, a material change will have occurred if:

      (a) a Project performance milestone is not expected to be achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that element;

      (b) the estimated Eligible Costs mentioned in the Statement of Work are expected to be exceeded by 20% or more;

      (c) the Project is carried out at locations other than those mentioned in the Statement of Work;

      (d) a change in respect of any other aspect of the Project (including but not limited to a change to key Project personnel, Project financing, or ownership of the Proponent) which has been specifically identified in another part of the Agreement as a "material change" for the purpose of this provision, has occurred.

3. DISPOSAL OF ASSETS

The Proponent shall retain possession and control of the Project assets, the cost of which has been contributed to by the Minister under the Agreement, and shall not dispose of the same until they are no longer required to complete the Project.

4. CLAIMS FOR PAYMENT

4.1 PAYMENT OF CLAIMS

The Minister will pay the Contribution to the Proponent in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3.

4.2 HOLD-BACK RIGHTS

The Minister may withhold up to ten percent (10%) of the Contribution prior to the completion of the Project or until such audit as he/she may require has been performed, in the event that no audit has been performed eighteen months after receipt of the final claim, any amount so withheld shall be released to the Proponent.

4.3 OVERPAYMENT BY MINISTER

Where for any reason:

      (a)   the Proponent is not entitled to the Contribution; or

      (b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Proponent is entitled,

the Proponent will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.4 SET-OFF RIGHTS OF MINISTER

Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution, any amounts owed by the Proponent to Her Majesty in Right of Canada under legislation or contribution agreements and the Proponent shall declare to the Minister all amounts outstanding in that regard when making a claim under Schedule 3.

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                                                                         Page 10

5. MONITORING

5.1 MINISTER'S RIGHT TO AUDIT ACCOUNTS AND RECORDS

The Proponent will, at its own expense, preserve and make available for audit and examination by the Minister or the Minister's representatives the books, accounts and records of the Project and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to the Minister. The Minister will have the right to conduct such additional audits at the Minister's expense as may be considered necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or the Proponent's external auditors. The Proponent will ensure that any licence agreement it enters into for the exploitation of the Intellectual Property will contain similar provisions to permit the Minister to audit licensees' accounts and records in respect to the calculation of amounts that may be payable by the Proponent to the Minister under this Agreement.

5.2 ACCESS TO PREMISES

The Proponent will provide the representatives of the Minister reasonable access to the Proponent's premises to inspect and assess the progress of the Agreement or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

5.3 ACCESS TO THIRD-PARTY INFORMATION

The Proponent will, to the extent practicable, assist the Minister with the implementation of the Agreement and facilitate access by the Minister to information from third parties, relating to the Agreement.

6. REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

6.1 POWER AND AUTHORITY OF PROPONENT

The Proponent represents and warrants that it is duly incorporated and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.2 AUTHORIZED SIGNATORIES

Each party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

6.3 BINDING OBLIGATIONS

Each party represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.4 NO PENDING SUITS OR ACTIONS

The Proponent warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement. The Proponent will advise the Minister forthwith of any such occurrence during the term of the Agreement.

6.5 NO GIFTS OR INDUCEMENTS

The Proponent represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining the Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependant upon the execution of the Agreement.

6.6 INTELLECTUAL PROPERTY

(a) The Proponent represents and warrants that it either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Intellectual Property to be exploited by the Proponent.

(b) The Proponent will ensure that title to the Intellectual Property is to be vested, and unless otherwise agreed to in writing by the Minister, to remain, exclusively with the Proponent.

(c) The Proponent shall take appropriate steps to protect the Intellectual Property and shall, upon request, provide information to the Minister in that regard.

6.7 COMPLIANCE WITH ENVIRONMENTAL PROTECTION REQUIREMENTS

The Proponent shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and of regulatory bodies having jurisdiction over the Proponent or the Project.

6.8 OTHER AGREEMENTS

The Proponent represents and warrants that it has not entered, and undertakes not to enter, without the Minister's written consent, into any agreement that would prevent the full implementation of the Agreement by the Proponent.

6.9 DIVIDEND RESTRICTION

The Proponent will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project and other Proponent's obligations under the Agreement including the making of payments to the Minister as required under the Agreement.

6.10 OTHER FINANCING

The Proponent remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfilment of the Proponent's other obligations under the Agreement.

6.11 LOBBYIST ACT

The Proponent represents and warrants that any person who lobbys on its behalf to obtain the Agreement, or any benefit thereunder, and who is required to be registered pursuant to the Lobbyists Registration Act R.S. 1985c. 44 (4th Supplement), is registered pursuant to that Act.

7. TERM OF AGREEMENT

7.1 CONTRACTUAL BENEFITS

The Agreement will terminate when all of the Proponent's undertakings in regard to the contractual benefits mentioned in Schedule 4 have been fulfilled.

7.2 ADVANCE PAYMENT

Any advance or accelerated payment by the Proponent of the amounts due to the Minister under Schedule 4 shall not have the effect of shortening the period set in Schedule 4 for the fulfilment of contractual benefits to Canada.

7.3 AUDIT

The audit rights of the Minister under section 5 above will survive for one year the termination date established under subsection 7.1 above.

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8. DEFAULT AND RECOVERY

8.1 EVENTS OF DEFAULT

The Minister may declare that an event of default has occurred if:

      (a) The Proponent is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

      (b) an order is made which is not being contested or appealed by the Proponent or a resolution is passed for the winding-up of the Proponent or it is dissolved;

      (c) the Proponent has intentionally submitted false or misleading information to the Minister or intentionally made a false or misleading representation;

      (d) any material term, condition or undertaking in the Agreement is not complied with in any material respect; or

      (e) the Proponent neglects or fails to pay to the Minister any amount due in accordance with this Agreement.

provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (d) or (e) unless the Minister has given notice to the Proponent of the condition or event which in the Minister's opinion constitutes an event of default and the Proponent has failed, within 30 days of receipt of the notice, either to correct the condition or event complained of or to demonstrate, to the satisfaction of the Minister, that it has taken such steps as are necessary to correct the condition, and has notified the Minister of the rectification.

8.2 REMEDIES ON DEFAULT

If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

      (a) suspend any obligation by the Minister to contribute or continue to contribute to the Eligible costs including any obligation to pay any amount owing prior to the date of such suspension;

      (b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible costs, including any obligation to pay any amount owing prior to the date of such termination;

      (c) require the Proponent to repay to the Minister all or part of the Contribution paid by the Minister to the Proponent, and pay the Minister any amounts due under the Agreement, together with interest from the date of demand at the Interest Rate;

If an event of default has occurred in relation to paragraph 8.1(a) or (b), or as a result of the failure of the Proponent to comply with subsection 6.6 of these General Conditions (Intellectual Property), section A (Payments to Minister) or subsection B.1 (Work in Canada) of Schedule 4 or the provisions that may be part of the Agreement regarding the disposal of special purpose equipment, the Minister may direct the Proponent to transfer and deliver to the Minister title to, possession of, and all rights of the Proponent in the intellectual Property, and the Proponent will immediately comply.

8.3 REMEDIES FAIR AND REASONABLE

The Proponent acknowledges that in view of the policy objectives served by the Minister's agreement to make the contribution, the fact that the contribution comes from public monies, and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this section 8 and to do so in the manner provided for in that section if an event of default occurs; provided that in exercising any remedy in accordance with paragraph 8.2(c) other than for a breach of paragraph 8.1(e), the Minister will credit the Proponent for any amounts paid to the Minister under schedule 4 of this Agreement.

8.4 NO WAIVER

The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9. FORCE MAJEURE

9.1 EVENT OF FORCE MAJEURE

The Proponent will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Proponent and is caused by any event of force majeure.

9.2 DEFINITION OF FORCE MAJEURE

Force majeure means any cause which is unavoidable or beyond the reasonable control of the Proponent, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond the Proponent's control, and which could not have been reasonably circumvented by the Proponent without incurring unreasonable cost.

10. ANNOUNCEMENTS

10.1 CONSENT TO PUBLIC ANNOUNCEMENTS

The Proponent hereby consents to public announcements by or on behalf of the Minister containing any of the information contained in Schedule 6 entitled "Project Fact Sheet for News Release".

10.2 CONFIDENTIALITY OBLIGATION

The Minister will inform the Proponent of the date on which the first public announcement is to be made and the Proponent will not disclose the existence of this Agreement until such date.

10.3 REPORTING UNDER SECURITY LAWS

Nothing in this Agreement shall be interpreted as preventing the fulfilment by the Proponent of its reporting obligations under applicable security laws.

11.0 NOTICE

11.1 FORM AND TIMING OF NOTICE

Any notice, information or document provided for under the Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight(8) calendar days after being mailed.

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                                                                         Page 12

11.2 CHANGE OF ADDRESS

A party may change the address which that party has stipulated in the Agreement by notifying in writing the other party of the new address.

12. COMPLIANCE WITH LAWS

In implementing the Agreement, the Proponent will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

13. MEMBERS OF PARLIAMENT

No member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in the Agreement.

14. ANNUAL APPROPRIATIONS

14.1 PARLIAMENTARY ALLOCATION

 Any payment by the Minister under this Agreement is subject to there being an appropriation for the Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

14.2 LACK OF APPROPRIATION

 In the event that the minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Contractual benefits specified in Schedule 4.

15. CONFIDENTIALITY

15.1 CONSENT REQUIRED

Subject to section 10 and the Access to Information Act, each party shall keep confidential and shall not without the consent of all parties disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

15.2 INTERNATIONAL DISPUTE

The Minister is hereby authorized to disclose any of the information referred to in paragraph 15.1 above where, in the opinion of the Minister, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party or a third party intervener. The Minister shall give prior notice to the Proponent of such disclosure.

15.3 FINANCING AND LICENSING

The Minister hereby consents to the Proponent disclosing the Agreement or any portion thereof for the purposes of securing additional financing or of licensing for commercial exploitation, subject to the Proponent having the person to whom the information is disclosed execute a non-disclosure agreement prior to disclosure

16. CONSENT OF THE MINISTER

Whenever the Agreement provides for the proponent obtaining the consent or agreement of the Minister, it is understood that such consent or agreement shall not be unreasonably withheld and that the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17. NO ASSIGNMENT OF AGREEMENT

The Proponent shall not assign the Agreement nor any part thereof without the prior written consent of the Minister.

18. COMPLIANCE WITH POST-EMPLOYMENT PROVISIONS

The Proponent confirms that no individual for whom the post-employment provisions of the CONFLICT OF INTERNET AND POST-EMPLOYMENT CODE FOR PUBLIC OFFICE HOLDERS or the CONFLICT OF INTEREST AND POST-EMPLOYMENT CODE FOR THE PUBLIC SERVICE apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

19. CONTRIBUTION AGREEMENT ONLY

 The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the agreement, the parties relationship or actions is intended to create, nor shall be construed as creating, a partnership, employment or agency relationship between them. The Proponent is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall Canada make a promise, agreement or contract and incur any liability on behalf of the Proponent, and the Proponent shall be solely responsible for any and all payments and deductions required by the applicable laws.

20. BINDING AGREEMENT

This Agreement is binding on the parties and their successors and permitted assigns.

21. SEVERABILITY

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

22. APPLICABLE LAW

The Agreement shall be interpreted in accordance with the laws in force in the province where the Proponent's head office is located.

23. SIGNATURE IN COUNTERPARTS

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

                            SCHEDULE 2 - THE PROJECT

           The Project is described in the attached Statement of Work

                                STATEMENT OF WORK

OVERVIEW

Offshore Systems Ltd(OSL) with the support of Technologies Partnership Canada will develop under this SOW (Statement of Work) Operational Situational Awareness Technologies areas including the following products:

-     Warship Electronic Charting Display and Information System (WECDIS)

-     Common Operational Picture-Image Display Server (COP-IDS(TM))

-     Networked radar image overlay for ECDIS.

WECDIS PRODUCT

*

* Material has been omitted and filed separately with the Commission

*

COP-IDS PRODUCT

*

* Material has been omitted and filed separately with the Commission

*

NETWORKED RADAR IMAGE OVERLAY

*

* Material has been omitted and filed separately with the Commission

                OFFSHORE SYSTEMS LTD PRODUCT ENGINEERING SCHEDULE

                                     2003               2004               2005                  2006                 2007
TASK ID       TASK NAME
                            QTR1 QTR2 QTR3 QTR4  QTR1 QTR2 QTR3 QTR4  QTR1 QTR2 QTR3 QTR4  QTR1 QTR2 QTR3 QTR4  QTR1 QTR2 QTR3

PROJECT NAME: WECDIS PRODUCT

A1

A2

A3                           *    *    *    *     *    *    *    *     *    *    *    *     *    *    *    *     *    *    *

A4

A5

A6

A7

A8

A9

PROJECT NAME: COP-IDS 2.0 PRODUCT

B1

B2

B3                           *    *    *    *     *    *    *    *     *    *    *    *     *    *    *    *     *    *    *

B4

B5

B6

B7

B8

PROJECT NAME: NETWORKED RADAR IMAGE OVERLAY

C1

C2                           *    *    *    *     *    *    *    *     *    *    *    *     *    *    *    *     *    *    *

C3

C4

C5

C6

C7

C8

C9

CA

CB

* Material has been omitted and filed separately with the commission

                                    ANNEX A

                              FORM B - MILESTONES

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

                KEY PROJECT MILESTONE                         DATE
--------------------------------------------------------      ----
1     WECDIS certification under STANAG 4564                    *

2     Network radar image overlay (RIO) board completion        *

3     ARPA RIO functionality                                    *

4     COP-IDS 2.0 product completion                            *

* Material has been omitted and filed separately with the Commission

                                    ANNEX A

        FORM C - CURRENT FISCAL YEAR COST BREAKDOWN BY MAJOR ACTIVITIES

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

                     FOR FISCAL YEAR ENDING MARCH 31, 2005

DESCRIPTION OF ACTIVITY(1)                   ESTIMATED ELIGIBLE COSTS ($000)
--------------------------   -----------------------------------------------------------------
                             DIRECT             SUBCONTRACTS   OTHER
                             LABOUR    DIRECT       AND       DIRECT
                             COSTS   MATERIALS   CONSULTANTS   COSTS  EQUIPMENT  OVERHEAD  TOTAL
                             ------  ---------  ------------  ------  ---------  --------  -----
1. WECDIS                      *         *          *            *        *          *       *

2. COP-IDS                     *         *          *            *        *          *       *

3. NETWORK RIO                 *         *          *            *        *          *       *

TOTAL                          *         *          *            *        *          *       *

Notes:

1. Title of key project tasks enumerated and described in the SOW.

* Material has been omitted and filed separately with the Commission

                                    ANNEX A

                     FORM D - COST BREAKDOWN BY FISCAL YEAR

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

FISCAL YEAR
  (ENDING
 MARCH 31)                          ESTIMATED ELIGIBLE COSTS ($000)
-----------  -------------------------------------------------------------------------
                                SUBCONTRACTS
             DIRECT   DIRECT         AND      OTHER DIRECT
             LABOUR  MATERIALS  CONSULTANTS      COSTS      EQUIPMENT  OVERHEAD  TOTAL
             ------  ---------  ------------  ------------  ---------  --------  -----
2005           *         *           *             *            *         *        *

2006           *         *           *             *            *         *        *

2007           *         *           *             *            *         *        *

TOTAL          *         *           *             *            *         *        *

The above cost breakdown includes all estimated direct costs and associated overhead costs for the Project. For claims purposes, these costs will be determined using the applicable Public Works and Government Services Canada (PWGSC) costing rates negotiated with the Proponent in accordance with the PWGSC 1031-2 Contract Cost Principles. For any period where the PWGSC rate negotiations have not been completed at the time of claim preparation for the period, the previous year's negotiated PWGSC costing rates will be used in the interim.

* Material has been omitted and filed separately with the Commission

                                    ANNEX A

                     FORM E-1 - PROJECT LOCATION AND COSTS

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

                    START PERIOD
                  (FISCAL YEAR AND                  COSTS
PROJECT LOCATION      QUARTER)      WORK PERFORMED  ($000)
----------------  ----------------  --------------  ------
*                        *               *            *

TOTAL                    *               *            *

Note: Government fiscal year runs April 1 - March 31.

* Material has been omitted and filed separately with the Commission

                                    ANNEX A

                      FORM E-2 - EQUIPMENT COST BREAKDOWN

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

                       PLANNED ACQUISITION
                             PERIOD         ESTIMATED
                        (FISCAL YEAR AND      COSTS
EQUIPMENT DESCRIPTION       QUARTER)         ($000)
---------------------  -------------------  ---------
*                              *                *

TOTAL                          *                *

Notes:

1) For the purposes of this table, equipment includes all equipment with a unit cost of more than $250K, or specific equipment essential to the project's success, whose aggregate cost is significant, but whose unit cost is below $250K.

2) Government fiscal year runs April 1 - March 31.

* Material has been omitted and filed separately with the Commission

                                     ANNEX A

                       FORM E-3 - MATERIALS COST BREAKDOWN

PROPONENT NAME: OFFSHORE SYSTEMS LTD.                 PROJECT NUMBER: 710-488685

                          PLANNED ACQUISITION     ESTIMATED
                             PERIOD (FISCAL         COSTS
MATERIALS DESCRIPTION      YEAR AND QUARTER)        ($000)
---------------------     -------------------     -----------
         *                         *                   *

TOTAL                                                  *

Notes:

Government fiscal year runs April 1 - March 31.

Material costs include the development of prototype displays, test boards, license fees for engineering and development tools, test equipment, jigs, software and hardware.

* Material has been omitted and filed separately with the Commission

                                     ANNEX A

                     FORM E-4 - SUB-CONTRACT COST BREAKDOWN

                PROPONENT NAME: OFFSHORE SYSTEMS LTD. PROJECT NUMBER: 710-488685

                                                                  ESTIMATED
                   ANTICIPATED            START PERIOD              COSTS
SUB-CONTRACTS     CONTRACTOR(S)     (FISCAL YEAR AND QUARTER)       ($000)
-------------     -------------     -------------------------     ---------
                       *                        *                     *

TOTAL                                                                 *

Notes:

1) Government fiscal year runs April 1 - March 31.

* Material has been omitted and filed separately with the Commission

                                    ANNEX A

                        FORM E-5 - OTHER COSTS BREAKDOWN

                PROPONENT NAME: OFFSHORE SYSTEMS LTD. PROJECT NUMBER: 710-488685

                 START PERIOD       ESTIMATED
               (FISCAL YEAR AND       COSTS
OTHER COST         QUARTER)          ($000)
----------     ----------------     ---------
    *                 *                 *

TOTAL                                   *

Notes:

Government fiscal year runs April 1 - March 31.

* Material has been omitted and filed separately with the Commission

              SCHEDULE 3 - CLAIMS AND TPC PROJECT COSTS PRINCIPLES

A-CLAIMS

1. The Minister will pay the Contribution to the Proponent, in respect of Eligible Costs incurred, on the basis of claims which will:

      (a) be submitted on a monthly basis ("CLAIM PERIOD"), except for the first claim which will cover a longer period going back to *

      (b) be submitted on TPC claim forms, within forty-five (45) days of the end of each Claim Period;

      (c) be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by the Minister and presented in accordance with the structure and the milestones contained in the Statement of Work in Schedule 2.

      (d) be certified by the chief financial officer of the Proponent or other person satisfactory to the Minister;

      (e) be accompanied by a report on the progress made in carrying out the Project during the Claim Period, containing such information as mentioned in the section of Schedule 5 (Reporting Requirements) entitled Claim Reports;

      (f) include a deduction for Eligible Costs included in a previous claim but which have not been paid by the Proponent within ninety (90) days of such claim.

2. In regard to paragraph 1 (f) above, the Minister may request at any time that the Proponent provide satisfactory evidence to demonstrate that Eligible Costs have been paid.

3. Within one hundred and twenty (120) days of the submission of the final claim, the Proponent shall submit an itemized statement certified by the Proponent's chief financial officer attesting to the Eligible Costs for the entire Project having been incurred and paid.

* Material has been omitted and filed separately with the Commission

B - TPC PROJECT COST PRINCIPLES

1.    GENERAL PRINCIPLE

The total Eligible Costs of the Project shall be the sum of the applicable direct and indirect costs which are, or are to be reasonably and property incurred and/or allocated, in the performance of the Project, less any applicable credits. These costs shall be determined in accordance with the Proponent's cost accounting system as accepted by the Minister and applied consistently over time.

2.    DEFINITION OF REASONABLE COST

(1) A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

(2) In determining the reasonableness of a particular cost, consideration shall be given to

      (a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the Proponent's business or performance of the Project;

      (b) the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

      (c) the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

      (d) significant deviations from the established practices of the Proponent which may unjustifiably increase the Eligible Costs; and

      (e) the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

3.    DIRECT COSTS

There are three categories of direct costs:

      (a) Direct Material Cost meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Proponent's cost accounting system as accepted by the Minister.

            (i.) These materials may include, in addition to materials purchased solely for the Project and processed by the Proponent, or obtained from subcontractors, any other materials issued from the Proponent's general stocks.

            (ii.) Materials purchased solely for the Project or subcontracts shall be charged to the Project at the net laid down cost to the Proponent before cash discounts for prompt payment.

            (iii.)Materials issued from the Proponent's general stocks shall be charged to the Project in accordance with the method as used consistently by the Proponent in pricing material inventories.

      (b) Direct Labour Cost meaning that portion of gross wages or salaries incurred for activities which can be specifically identified and measured as having been performed or to be performed on the Project and which is so identified and measured consistently by the Proponent's cost accounting system as accepted by the Minister.

      (c) Other Direct Costs meaning those applicable costs, not falling within the categories of direct material or direct labour, but which can be specifically identified and measured as having been incurred or to be incurred in performance of Project activities and which are so identified and measured consistently by the Proponent's costing system as accepted by the Minister.

4.    INDIRECT COSTS

(1) Indirect Costs (overhead) meaning those costs which, though necessarily having been incurred during the period of the performance of the Project activities for the conduct of the Proponent's business in general, cannot be identified and measured as directly applicable to the Project.

(2) These Indirect Costs may include, but are not necessarily restricted to, such items as:

      (a)   indirect materials and supplies (*);

      (b)   indirect labour;

      (c)   fringe benefits (the Proponent's contribution only);

      (d) service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

      (e) fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

      (f) general and administrative expenses: including remuneration of executive and corporate officers, office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses;

      (g) selling and marketing expenses associated with the products or services being acquired under the Agreement;

      (h) general research and development expenses as considered applicable by the Minister.

* For supplies of similar low-value, high-usage items the costs of which meet the above definition of Direct Material Costs but for which it is economically expensive to account for these costs in the manner prescribed for direct costs, then they may be deemed to be indirect costs for the purposes of the Project.

5.    ALLOCATION OF INDIRECT COSTS

Indirect costs shall be accumulated in appropriate indirect cost pools, reflecting the Proponent's organizational or operational lines and these pools subsequently allocated to the Project or contracts, in accordance with the following two principles:

      (a) the costs included in a particular indirect cost pool should have a similarity of relationship with the Project or contracts, as applicable, to which that indirect cost pool is subsequently distributed; further, the costs included in an indirect cost pool should be similar enough in their relationship to each other that the allocation of the total costs in the pool provides a result which would be similar to that achieved if each cost within that pool were separately distributed;

      (b) the allocation basis for each indirect cost pool should reflect, as far as possible, the causal relationship of the pooled costs to the Project to which these costs are distributed.

6.CREDITS

The applicable portion of any income, rebate, allowance, or any other credit relating to any applicable direct or indirect costs, received by or accruing to the Proponent, shall be credited to the Eligible Costs.

7.NON-APPLICABLE COSTS

Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Proponent during the performance of Project activities, they are considered non-applicable costs to the Project:

      (a) allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

      (b) legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of patents and licenses and prosecution of claims against the Minister;

      (c) losses on investments, bad debts and expenses for the collection thereof;

      (d)   losses on other projects or contracts;

      (e) federal and provincial income taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

      (f)   provisions for contingencies;

      (g) premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Proponent;

      (h)   amortization of unrealized appreciation of assets;

      (i)   depreciation of assets paid for by the Minister;

      (j)   fines and penalties;

      (k)   expenses and depreciation of excess facilities;

      (l)   unreasonable compensation for officers and employees;

      (m) product development or improvement expenses not associated with the product being acquired under the Project;

      (n) advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;

      (o)   entertainment expenses;

      (p)   donations except those to charities registered under the Income Tax
            Act;

      (q) dues and other memberships other than regular trade and professional associations;

      (r) fees, extraordinary or abnormal for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained.

ADDENDUM TO TPC PROJECT COST PRINCIPLES

A     INTELLECTUAL PROPERTY PROTECTION

      Notwithstanding section 7(b) above, legal, accounting and consulting fees in connection with the obtaining of patents and statutory protection of other elements of the Intellectual Property are Eligible Costs.

                       SCHEDULE 4 - CONTRACTUAL BENEFITS

A - PAYMENTS TO MINISTER

1.    DEFINITIONS

      "GROSS BUSINESS REVENUES" means all revenues, receipts, monies and other considerations of whatever nature received by the Proponent, whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, but net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

      "ROYALTY PERIOD" means the period during which royalties will accrue, as specified in paragraph 2.2 below

2.    ROYALTY PAYMENTS

      2.1   ROYALTY RATES AND ROYALTY BASIS

            The Proponent will pay to the Minister a royalty of 1.4 % of annual Gross Business Revenues during the First Royalty Period of January 01, 2006 to December 31, 2008 and a royalty of 2.5 % of annual Gross Business Revenues during the Second Royalty Period of January
            01, 2009 to December 31, 2013

      2.2   ROYALTY PERIODS

            The first Royalty Period will begin on January 01, 2006 and will end on December 31, 2008 and the second Royalty Period will begin on January 01, 2009 and end on December 31, 2013. If, however, cumulative royalties are less than $6,079,176 by December 31, 2013, then the Second Royalty Period will continue until the earlier of December 31, 2017 or until a cumulative royalty ceiling of $6,079,176 is reached.

      2.3   ROYALTY STATEMENTS AND PAYMENTS

            The Proponent will provide to the Minister an annual statement of the Gross Business Revenues, certified by the Proponent's Chief Financial Officer, within four (4) months of the end of each calendar year, together with the related royalty payment. The first statement and related royalty payment must be provided to the Minister by April 30, 2007 in respect of the calendar year ending December 31, 2006 and by April 30 each year thereafter in regard to the previous calendar year. Payments shall be made by cheque to the order of the Receiver General and sent to the Minister.

      2.4   LATE PAYMENTS

            The Proponent will pay interest on overdue royalty payments, at the Interest Rate, from the date on which the royalty payment is due, until payment in full is received by the Minister. Such interest is payable without notice to the Proponent, and in addition to any remedies of the Minister for default by the Proponent.

3.    CHANGES IN REGARD TO COMPANY'S BUSINESS

      3.1 The Proponent shall notify the Minister should the business carried out by the Proponent be split so as to be carried out in part by other persons.

      3.2 In the event that part of the Proponent's business is carried out by related persons (subsidiaries or otherwise affiliated), the same royalty base shall continue to apply and the Proponent shall have the related persons involved report their gross revenues to the Minister and the Proponent shall make, or continue to make, as the case may be, payments to the Minister as if the Proponent's business had not been split. The audit rights of the Minister as mentioned in
            Section 5 of the General Conditions shall extend to these related persons and the Proponent shall ensure that such audit rights may be exercised by the Minister.

      3.3 In the event that part of the Proponent's business is carried out by an unrelated person, the royalty rate shall be increased so that the Minister is receiving comparable royalties as if that part of the Proponent's business had remained with the Proponent. After due consultation with the Proponent, the Minister shall make a determination as to the increased royalty rate. In the event that the Proponent disagrees with such increased rate, the Proponent may refer the matter to arbitration under the federal Commercial Arbitration Act, within 45 days of being notified of the new rate by the Minister.

B - CONTRACTUAL BENEFITS TO CANADA

1.    WORK IN CANADA

      (a) Unless otherwise agreed to in writing by the Minister, the Proponent will ensure that the Intellectual Property is exploited through the production in Canada of resulting products until the end of the Royalty Period as set out in section 2.2 of this schedule.

      (b) The Proponent will not, without the prior written consent of the Minister, grant any right to the production of resulting products or transfer title to any of the Intellectual Property outside of Canada, except the licence or sublicence in conjunction with the sale of resulting products, and will impose the same restriction on all licensees or transferees.

      (c) The expression "resulting products" as used in paragraph (a) and (b) above means products, including services, resulting from the use of the Intellectual Property.

                      SCHEDULE 5 - REPORTING REQUIREMENTS

1.    CLAIM REPORTS

      Whenever the Proponent submits a claim, it shall attach to the claim a progress report containing:

      (a) a description of the progress made in the fulfilment of the Statement of Work during the Claim Period, detailed by Activity as defined in the Statement of Work;

      (b)   a statement of milestones achieved, if any, during the Claim Period;

      (c) an assessment of any significant delay in completing the project or the attainment of any milestone identified in the Statement of Work, the reasons for such delay, and mitigation measures being taken;

      (d) the Proponent's revised projections of Project cash flows for the current Fiscal Year, except that in cases where the Claim Period is monthly, this information is to be provided on March 31st, July 31st and November 30th of each year.

      No claim for the Contribution will be processed unless and until such report is provided to the Minister.

2.    ANNUAL REVIEW

      Unless otherwise agreed to, the parties shall meet at least once annually during the Project period, at a mutually agreeable time, to review the progress of the Project.

3.    PROJECT PROGRESS REPORTS

      At least one (1) month prior to the date set for the Annual Review meeting mentioned in section 2 above, the Proponent shall provide the Minister with a written progress report containing:

      (a) a description of the progress in completion of the Project activities, in comparison with the schedule and milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

      (b) the Proponent's revised cost breakdown for the Project, including an estimated cost breakdown by major activity and by Fiscal Year; and

      (c) an indication of any delay in completing the Project and the reasons for such delay, together with the Proponent's revised schedule and any proposed revisions to the Statement of Work;

4.    ANNUAL INFORMATION UPDATES

      By February 15, 2005 and by the same date each year thereafter until this agreement ends in accordance with section 7 of the General Conditions, the Proponent shall provide the following information updates to the Minister.

      (a) an update of the projected and actual repayments to the Minister, as set out in Form TPC-1 (Report on Estimated & Actual Repayments to the Minister) attached hereto, together with an explanation of any significant changes from the last update.

            (Note: Once the repayment period starts, this update shall be provided annually at the time of making repayment, in accordance with the provisions entitled "Payments to Minister" in Schedule 4)

      (b) an update of projected and actual person years (PYs), as set out in Form TPC-2 (Report on Job Creation and Maintenance) attached hereto, together with an explanation of any significant changes from the last update;

      (c) an update of other representations and expected results as set out in Form TPC-3 (Report on Other Representations & Expected Results) attached hereto, together with an explanation of any significant changes from the last update;

      (d) an update of investment leverage, as set out in Form TPC - 4 (Report on Investment Leverage) attached hereto, together with an explanation of any significant changes from the last update;

      (e)   an update on sustainable development impacts, as set out in Form TPC
            - 5 (Report on Sustainable Development Impacts) attached hereto, together with an explanation of any significant changes from the last update;

      (f) a summary of the progress made in the fulfilment of specific commitments in regard to contractual benefits to Canada identified in Schedule 4.

      ANNUAL FINANCIAL STATEMENTS

      The Proponent shall provide the Minister with a copy of its annual audited financial statements within four (4) months of the end of each of the Proponent's fiscal years.

                                   FORM TPC-1

             REPORT ON ESTIMATED & ACTUAL REPAYMENTS TO THE MINISTER

PROPONENT: OFFSHORE SYSTEMS LTD.

PROJECT NO.: 710-488685

    1                 2                   3                4
---------     -----------------     --------------     ----------
   YEAR
  ENDING      ESTIMATED PAYMENT     ACTUAL PAYMENT      DUE DATE
(12/31/YY)        (in $000)          (in $000)         (04/30/YY)
----------    -----------------     --------------     ----------


   *                 *                    *                *



Total

Run-on


  *                  *                    *                 *



SIGNATURE OF AUTHORIZED OFFICER:_________________________________________

REPORT DATE: ___________

The Proponent certifies that the initial repayment projections provided at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the repayment that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

* Material has been omitted and filed separately with the Commission

                                   FORM TPC-2

                     REPORT ON JOB CREATION AND MAINTENANCE

                                                PROPONENT: OFFSHORE SYSTEMS LTD.

                                                         PROJECT NO.: 710-488685

GENERAL INSTRUCTIONS

THE INTENT OF THIS SCHEDULE IS TO IDENTIFY THE NUMBER OF PYs EXPENDED ON PROJECT RELATED ACTIVITIES DURING ANY ONE YEAR OF THE DURATION OF THE AGREEMENT, ACCORDING TO CATEGORY OF EMPLOYMENT. BOTH PART-TIME AND FULL-TIME EMPLOYEES SHOULD BE CLAIMED, AS EMPLOYMENT OF ALL EMPLOYMENT TYPES REPRESENT A PROJECT BENEFIT. PART-TIME WORK SHOULD BE CONVERTED INTO PY UNITS ON THE BASIS NORMALLY USED BY THE PROPONENT PROVIDED IT IS BETWEEN 1800 AND 2000 HOURS OF WORK PAID IN A GIVEN YEAR.

1. DATA IS TO BE PROVIDED BASED ON A 52 WEEK CALENDAR YEAR AND SHOULD BE EXPRESSED IN PY UNITS.

2. DIRECT PYS ARE TO BE COUNTED. THE TERM "DIRECT PY" RELATES TO THE WORK PERFORMED IN CANADA BY EMPLOYEES OF THE PROPONENT. ONLY THOSE DIRECT PYS WHICH RESULT FROM THE PROJECT ARE TO BE COUNTED. WORK PERFORMED OUTSIDE OF CANADA BY CANADIAN EMPLOYEES IS NOT TO BE INCLUDED EXCEPT FOR ELIGIBLE ACTIVITIES PERFORMED AS PART OF THE STATEMENT OF WORK DURING THE WORK PHASE. REPORTED PYS MAY BE PERFORMED BY EXISTING STAFF OR BY NEW HIRES. THESE PYS ARE NORMALLY LOCATED IN THE PROPONENT'S FACILITY AND INVOLVE AN ELIGIBLE OPERATION OR ACTIVITY SUPPORTED BY THE INDUSTRIAL ASSISTANCE PROGRAM. DURING THE BENEFITS PHASE, THESE PYs NORMALLY PERTAIN TO PRODUCTION/DISTRIBUTION ACTIVITIES ASSOCIATED WITH THE SUPPORTED FACILITY, PRODUCT OR PROCESSES OF THE PROPONENT.

3. INDIRECT PYs REFER TO WORK PERFORMED IN CANADA AS A RESULT OF THE PROJECT BY EMPLOYEES WHO ARE NOT EMPLOYED BY THE PROPONENT, AND NORMALLY AT A LOCATION OTHER THAN THE PROPONENT'S FACILITY. APART FROM THE FOLLOWING TWO EXCEPTIONS, INDIRECT PYS ARE NEVER TO BE INCLUDED IN THE PY COUNT.

      1) SUB-CONTRATCTED PYS IN THE WORK PHASE OF R&D/INNOVATION PROJECTS ARE INCLUDED IN THE PY COUNT, PROVIDED THAT THE RELATED ACTIVITY IS EXPLICITLY SET OUT IN THE STATEMENT OF WORK IN THE CONTRIBUTION AGREEMENT.

      2) BENEFIT PHASE PRODUCTION PYS OF RELATED ENTITIES TO THE PROPONENT ARE INCLUDED IN THE PY COUNT, PROVIDED THAT THE CONTRIBUTION AGREEMENT EXPLICITLY INCLUDES PY REPORTING REQUIREMENTS ON THE PARTIES CONCERNED AND PROVIDES THE MINISTER ACCESS TO THE RELATED FACILITIES FOR MONITORING PURPOSES.

4. REPORTING DURING THE WORK PHASE REQUIRES A YEARLY BREAKDOWN BY CATEGORY OF EMPLOYMENT. REPORTING DURING THE BENEFITS PHASE REQUIRES THE AVERAGE NUMBER OF PYs DURING THIS PHASE BY CATEGORY OF EMPLOYMENT.

PART 1: WORK PHASE - DATA COMPILED AS OF : DECEMBER 31,

                                    TOTAL NUMBER OF PERSON YEARS
                                    ----------------------------
CATEGORY OF EMPLOYMENT              ESTIMATE              ACTUAL
---------------------               --------              ------
A]        *                            *

B]        *                            *

C]        *                            *

  TOTAL   *                            *

PART 2 - BENEFIT PHASE - DATA COMPILED AS OF : DECEMBER 31,

                               NUMBER OF PERSON YEARS
                         --------------------------------
                            ESTIMATED
                         AVERAGE NUMBER OF  ACTUAL PERSON
                         PERSON YEARS FOR     YEARS FOR
                            DURATION OF       REPORTING
CATEGORY OF EMPLOYMENT    BENEFIT PHASE         PERIOD
----------------------   -----------------  -------------
A]        *                     *

B]        *                     *

C]        *                     *

    TOTAL                       *

SIGNATURE OF AUTHORIZED OFFICER: _______________________________

REPORT DATE:__________________

The Proponent certifies that the initial employment projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the employment benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

* Material has been omitted and filed separately with the Commission

                                   FORM TPC-3

               REPORT ON OTHER REPRESENTATIONS & EXPECTED RESULTS

PROPONENT: OFFSHORE SYSTEMS LTD.

PROJECT NO.: 710-488685

OTHER REPRESENTATIONS AND EXPECTED RESULTS INCLUDE:

1. PATENTS: [are there any patents that are expected to result from the development work of the project]

2. ACQUISITION OF TECHNOLOGY: [is the Proponent planning to acquire intellectual property rights, technology, or know-how essential to the success of the Project]

3.    CORPORATE MANDATES: [specify any new or enhanced mandates expected]

4. OTHER SIGNIFICANT REPRESENTATIONS/EXPECTED RESULTS: [strategic alliances or partnerships, new applications of technology, technology diffusion, etc.]

DESCRIPTION OF EXPECTED RESULT     PLANNED / REVISED     STATUS / ACTUAL
       /REPRESENTATION                  DATE                  DATE
------------------------------     -----------------     ---------------
             *                             *

SIGNATURE OF AUTHORIZED OFFICER:_________________________________________

REPORT DATE:_________________

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of
Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

* Material has been omitted and filed separately with the Commission

                                   FORM TPC-4

                          REPORT ON INVESTMENT LEVERAGE

PROPONENT: OFFSHORE SYSTEMS LTD.
PROJECT NO.:710-488685

This form estimates all costs incurred in Canada and investment that may be leveraged by TPC funds. These include:

- ELIGIBLE SUPPORTED COSTS: Those costs incurred by the Proponent and towards which TPC provides financial support.

- OTHER PROJECT RELATED COSTS (INCLUDING POST WORK PHASE INVESTMENT): Other non-recurring costs incurred in Canada that are directly related to the project. This would include items such as cost overruns but would not include costs prior to the date indicated in Article 4.2. For example, a project may include capital costs (for land and building) that are not eligible for TPC support, but which the company will incur directly related to the project.

      Post work phase investment refers to any additional non-recurring, post work phase, project related investment in Canada by the Proponent (e.g. non-recurring related to production facilities, marketing and distribution activities, etc...). For example, a company may have to build new production lines, or create a new marketing team, or establish a new distribution line/network for the resulting product/technology.

- OTHER INVESTMENT: Other investment unrelated to the specific project but included in the contractual commitments made by the Proponent. For example, a company may commit to construction of a building as a condition of receiving a TPC investment although the building is not directly part of the project.

                  ESTIMATES ($000)                                  ACTUAL ($000)
-------------------------------------------------     --------------------------------------
                            (3)                                        (2)
  (1)           (2)        Other                         (1)          Other
 YEAR        Eligible     project         (4)          Eligible      Project          (3)
(Ending     Supported     Related         Other       Supported      Related         Other
Nov.31)       Costs        Costs       Investment       Costs         Costs       Investment
-------     ---------     --------     ----------     ---------     ---------     ----------
                *            *              *

                *

SIGNATURE OF AUTHORIZED OFFICER: ___________________________________

REPORT DATE:_________________

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of
Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

* Material has been omitted and filed separately with the Commission

                                   FORM TPC-5

                   REPORT ON SUSTAINABLE DEVELOPMENT BENEFITS

PROPONENT: OFFSHORE SYSTEMS LTD.

PROJECT NO.: 710-488685

On a full life cycle basis (from design through manufacture/operation and decommissioning or disposal/recycling), the technologies that are to be developed during the course of this R&D project are expected to provide the following downstream Sustainable Development benefits (over existing industrial practices) as they are incorporated into the commercial activities of the firm.

              BENEFITS                         SIGNIFICANT     MODERATE     MINOR/NONE
              --------                         -----------     --------     ----------
Reduced energy consumption (i.e. efficiency                                      x
of use) or increased energy production
through sustainable means (i.e. efficiency
of generation)

Increased supply of energy from renewable                                        x
sources

Reduced water consumption or increased                                           x
supply of clean water

Reduced consumption of raw materials or                                          x
manufactured materials (reduced material
intensity)

Reduced production and/or release of                                             x
pollutant species of any kind to the
atmosphere

Reduced production and/or release of                                             x
pollutant species of any kind to receiving
waters

Reduced production and/or disposal of                                            x
solid wastes to the land

Reduced usage and/or production and/or                                           x
disposal of hazardous/toxic substances

Remediation or rehabilitation of                                                 x
contaminated land or water

                SCHEDULE 6 - PROJECT FACT SHEET FOR NEWS RELEASE

PROGRAM: TECHNOLOGY PARTNERSHIPS CANADA                 PROJECT NO.: 710-488685
---------------------------------------        ---------------------------------------
NAME & ADDRESS OF PROPONENT:                   PROPONENT CONTACT:

OFFSHORE SYSTEMS LTD.                          Name: Keith Johannson
107-93- West 1st Street North                        Director of Operations
Vancouver, B.C.                                Telephone: 604-904-4650
V7P                                            Fax: 604-987-2555
3N4

Project Location:                              Project Type: Defence
North Vancouver, B.C.

Industrial Sector: Marine Defence              Project Purpose: To advance the
-navigation and control communications         company's capabilities and products for
                                               image display technology

Authorized Assistance: $3,768,391

Project Description and Anticipated Results:

The project will enable the company to provide high performance products for the integration and display of geographical data and images. The technology permits the faster and more efficient exchange and display of data and information. Military users will benefit from a common picture of the operational environment. The project will enhance the company's current products, services and capabilities and will allow them to continue to work with customers to meet very high technical and operational requirements. The project will position the company to meet emerging maritime performance specifications.